UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2010

TERRESTAR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33546	93-0976127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12010 Sunset Hills Road
Reston, VA		20190
(Address of Principal		(Zip Code)
Executive Offices)

Registrant’s telephone number, including area code:  703-483-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 3, 2010, TerreStar Corporation (the “Company”) received notification from The NASDAQ Stock Market’s Listing Qualifications Department (“NASDAQ”) that for the last 30 consecutive business days the bid price of the Company’s common stock on The NASDAQ Global Market has closed below the minimum $1.00 per share required for continued inclusion under NASDAQ Marketplace Rule 5450(a)(1) (“Minimum Share Price Rule”). This notification has no effect on the listing of the Company’s common stock at this time.

In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days, or until November 30, 2010, to regain compliance. The NASDAQ Listing Qualifications Department informed the Company that if, at any time before November 30, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days within the 180 day period, NASDAQ will provide written notification that the Company has achieved compliance with the Minimum Share Price Rule, although NASDAQ may, in its discretion, require that the Company maintain a bid price in excess of $1.00 for a period in excess of 10 business days before determining that the Company has demonstrated the ability to maintain long-term compliance.

In the event the Company does not regain compliance with the Minimum Share Price Rule by November 30, 2010, NASDAQ will provide written notification that the Company’s common stock will be delisted from The NASDAQ Global Market. At that time, the Company may appeal NASDAQ’s determination to delist the Company’s common stock to a NASDAQ Listing Qualifications Panel and request a hearing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

By:	/s/ Douglas Brandon
Douglas Brandon
General Counsel & Secretary

Date:  June 4, 2010